Exhibit 99.3

AKARI THERAPEUTICS, PLC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 4, 2024, Akari Therapeutics, Plc, a public company limited, with shares incorporated in England and Wales (“Akari”), and Pegasus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akari (“Merger Sub”), entered into a definitive agreement to acquire Peak Bio Inc., a Delaware corporation (“Peak Bio”), in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 4, 2024. Pursuant to the Merger Agreement, the Merger Sub will be merged with and into Peak Bio (the “Merger”), with Peak Bio surviving the Merger as a wholly owned subsidiary of Akari and the separate corporate existence of Merger Sub shall thereupon cease.

Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), Peak Bio’s issued and outstanding shares of common stock (the “Peak Common Stock”), par value $0.0001 per share, will be converted into the right to receive Akari American Depositary Shares ("Akari ADSs") representing a number of Akari ordinary shares, par value $0.0001 per share (the “Akari Ordinary Shares”), equal to an exchange ratio calculated per the Merger Agreement (the “Exchange Ratio”). As of March 4, 2024, the date of the Merger Agreement, the estimated Exchange Ratio was such that based on the number of Akari ADSs expected to be issued in accordance with the Exchange Ratio at the consummation of the Merger in exchange for the shares of Peak Common Stock, Peak Bio stockholders would own approximately 48%, and Akari shareholders would own approximately 52%, of the combined company following the consummation of the Merger, on a fully diluted basis (collectively, the “Merger Consideration”).

The Merger Agreement provides that, if any Parent Licensing Deal Revenue or Company Licensing Deal Revenue (each as defined in the Merger Agreement) is actually received in cash by Akari or the surviving corporation within one hundred and twenty (120) days following the closing of the Merger, and the amounts of such revenue received would result in a positive number of Additional Company Merger Shares (as defined in the Merger Agreement), additional Akari ADSs may be issued to the holders of shares of Peak Bio Common Stock following the consummation of the Merger equal to an exchange ratio calculated in accordance with the Merger Agreement (such ratio, the “Additional Exchange Ratio”). Because the Exchange Ratio is not fixed and is subject to adjustment under certain circumstances, the market value of the Merger Consideration to Peak Bio stockholders may fluctuate with the market price of Akari ADSs. The following unaudited pro forma combined financial statements assumes Additional Peak Merger Shares of zero because as of June 30, 2024 there was no Company Licensing Deal (as defined in the Merger Agreement) pursuant to a definitive agreement or bona fide term sheet entered into by Peak Bio as of such date.

At the effective time of the Merger, each warrant to purchase capital stock of Peak Bio (“Peak Bio Warrant”) outstanding immediately prior to the effective time will be converted into and exchangeable for warrants to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari (each, an “Adjusted Warrant”). The number of Akari Ordinary Shares (or the number of Akari Ordinary Shares underlying Akari ADSs, as applicable) subject to each Adjusted Warrant will be equal to the number of shares of Peak Common Stock issuable upon exercise of such Peak Bio Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, with any fractional Akari Ordinary Shares or Akari ADSs rounded down to the nearest whole Akari Ordinary Share or Akari ADS, as applicable, and the exercise price with respect to each Akari Ordinary Share (or each Akari Ordinary Share underlying Akari ADSs, as applicable) underlying such Adjusted Warrant will equal the exercise price per share subject to such Peak Bio Warrant immediately prior to the Effective Time divided by the Exchange Ratio.

Each option to acquire shares of the Peak Common Stock (“Peak Bio Option”) that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be assumed and converted into an option to purchase a number of Akari Ordinary Shares or Akari ADSs, as determined by Akari (each, an “Adjusted Option”). The number of Akari Ordinary Shares (or the number of Akari Ordinary Shares underlying Akari ADSs, as applicable) subject to the Adjusted Option will be equal to the product of (i) the total number of shares of Peak Common Stock subject to such Peak Option immediately prior to the effective time multiplied by (ii) the Exchange Ratio, with any fractional Akari Ordinary Shares or Akari ADSs rounded down to the nearest whole Akari Ordinary Share or Akari ADS, as applicable. The exercise price per share of such Adjusted Option will be equal to the quotient of (A) the exercise price per share subject to such Peak Bio Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent.

Prior to the closing of the Merger, Akari and Peak Bio shall each use their respective commercially reasonable efforts to negotiate with one or more third parties with respect to the purchase of such third parties of Akari Ordinary Shares and/or Akari ADSs simultaneously with the closing of the Merger (the “PIPE Investment”). The PIPE Investment shall result in aggregate net proceeds to Akari of at least $10.0 million and shall be consummated simultaneously with, and conditioned only upon, the occurrence of the closing of the Merger.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting and estimates and the final accounting and estimates may occur as a result of changes in initial assumptions and related accounting, and the amount of cash used in Akari’s operations, and other changes in Akari’s assets and liabilities, which are expected to be completed after the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Akari and Peak Bio would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma combined financial information does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies of the two companies. Following the Merger, management will conduct a final review of Peak’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Peak Bio’s results of operations or reclassification of assets or liabilities to conform to Akari’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and presents the combined historical consolidated financial position and consolidated results of operations of Akari and the historical combined financial position and results of operations of Peak Bio, adjusted to give effect to (i) the Merger and PIPE Investment and (ii) the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Merger and PIPE Investment, based on the historical financial statements and accounting records of Akari and Peak Bio after giving effect to the Merger and PIPE Investment and the related pro forma adjustments as described in the notes included below.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 combine the historical statements of operations of Akari and Peak Bio, giving effect to the Merger and PIPE Investment as if they had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet data assumes that the Merger and PIPE Investment took place on June 30, 2024, and combines the historical balance sheets of Akari and Peak Bio as of such date.

The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma condensed combined financial information, including the notes thereto, are based on and should be read in conjunction with the separate historical financial statements of Akari and Peak Bio, and their respective management’s discussion and analysis of financial condition and results of operations as set forth in:

(i)
Akari’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 29, 2024;
(ii)
Akari’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, as filed with the SEC on August 19, 2024;
(iii)
Peak Bio’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on August 6, 2024;
(iv)
Peak Bio’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, as filed with the SEC on August 23, 2024; and
(v)
information included elsewhere in this Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

			Transaction		Pro Forma Combined
	Akari		Accounting	Note	Akari
(In thousands, except share amounts)	Therapeutics, Plc	Peak Bio, Inc.	Adjustments	References	Therapeutics, Plc
Assets
Current assets:
Cash	$4,177	$236	$10,000	C	$14,413
Prepaid expenses	805	1,096	-		1,901
Other current assets	94	-	-		94
Total current assets	5,076	1,332	10,000		16,408
Patent acquisition costs, net	-	-			-
Property and equipment, net	-	32	-		32
Restricted cash	-	60	-		60
Intangible assets	-	-	61,203	A	61,203
Goodwill	-	-	14,477	B	14,477
Other noncurrent assets	-	11	-		11
Total assets	$5,076	$1,435	$85,680		$92,191

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,686	$5,472	$-		$10,158
Accrued expenses	1,685	4,402	227	D, F	6,314
Operating lease liability	-	4,604	-		4,604
Derivative liability	-	1,854	(1,854)	F	-
Promissory note	-	350	-		350
Convertible notes	1,000	3,932	(3,932)	F	1,000
Convertible notes, related party	-	1,761	(1,761)	F	-
Related party loans	-	1,651	-		1,651
Warrant liability	755	-	-		755
Deferred tax liability	-	-	14,077	B, G	14,077
Other current liabilities	653	-	-		653
Total current liabilities	8,779	24,026	6,757		39,562

Shareholders’ (deficit) equity:
Sharecapitalof$0.0001parvalue
Ordinary shares	2,430	-	2,746	C	5,176
Common Stock	-	2	(2)	C	-
Additional paid-in capital	183,007	19,949	33,864	C	236,820
Capital redemption reserve	52,194	-	-		52,194
Accumulated other comprehensive loss	(749)	142	(142)	C	(749)
Accumulated deficit	(240,585)	(42,684)	42,457	C, D	(240,812)
Total shareholders’ deficit:	(3,703)	(22,591)	78,923		52,629
Total liabilities and stockholders' deficit	$5,076	$1,435	$85,680		$92,191

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Transaction		Pro Forma
	Akari		Accounting		Combined
(In thousands, except share and per share amounts)	Therapeutics, Plc	Peak Bio, Inc.	Adjustments	Note References	Akari Therapeutics, Plc
Operating expenses:
Research and development	$5,593	$179	$-		$5,772
General and administrative	4,907	3,417	-		8,324
Merger-related costs	1,298	-	713	D	2,011
Restructuring and other costs	1,640	-	-		1,640
Loss from operations	(13,438)	(3,596)	(713)		(17,747)
Other income (expense):
Interest income	4	-	-		4
Interest expense	(51)	(772)	772	F	(51)
Change in fair value of warrant liability	498	-	-		498
Change in fair value of derivative liability	-	(353)	353	F	-
Foreign currency exchange loss, net	(135)	-	-		(135)
Cancellation of trade liability	-	208	-		208
Other expense, net	(2)	-	-		(2)
Total other income (expense), net	314	(917)	1,125		522
Net (loss) income	$(13,124)	$(4,513)	$412		$(17,225)

Net (loss) income per share - basic and diluted	$(0.00)	$(0.20)	$0.00		$(0.00)

Weight-average number of ordinary shares used in computing net (loss) income per share:
˗˗ Basic	16,144,813,478	23,124,888	27,462,307,039	E	43,607,120,517
˗˗ Diluted	16,144,813,478	23,124,888	27,462,307,039	E	43,607,120,517

Comprehensive loss:
Net loss	$(13,124)	$(4,513)	$412		$(17,225)
Other comprehensive loss, net of tax:					-
Foreign currency translation adjustment	291	48	-		339
Total other comprehensive loss, net of tax	291	48	-		$339
Total other comprehensive loss	$(12,833)	$(4,465)	$412		$(16,886)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

			Transaction		Pro Forma
	Akari		Accounting		Combined
(In thousands, except share and per share amounts)	Therapeutics, Plc	Peak Bio, Inc.	Adjustments	Note References	Akari Therapeutics, Plc
Revenue
Grant Revenue	$-	$368	$-		$368
Total Revenue	-	368	-		368

Operating expenses:
Research and development	5,450	1,628	-		7,078
General and administrative	11,356	8,292	2,026	D	21,674
Impairment loss on operating right-of-use asset		3,514	-		3,514
Total operating expenses	16,806	13,434	2,026		32,266
Loss from operations	(16,806)	(13,066)	(2,026)		(31,898)
Other income (expense):
Interest income	82	-	-		82
Interest expense	-	(2,728)	2,728	F	-
Change in fair value of warrant liability	6,599	2,100	-		8,699
Change in fair value of derivative liability	-	837	(837)	F	-
Other income	-	46	-		46
Gain (loss) on extinguishment of debt	-	(15)	-		(15)
Foreign currency exchange gains (losses), net	136	-	-		136
Other expense, net	(19)	-	-		(19)
Total other income (expense), net	6,798	240	1,891		8,929
Net (loss) income	$(10,008)	$(12,826)	$(135)		$(22,969)

Net (loss) income per share - basic and diluted	$(0.00)	$(0.61)	$(0.00)		$(0.00)

Weight-average number of ordinary shares used in computing net (loss) income per share:
˗˗ Basic	9,788,980,193	21,175,668	27,462,307,039	E	37,251,287,232
˗˗ Diluted	9,788,980,193	21,175,668	27,462,307,039	E	37,251,287,232

Comprehensive loss:
Net loss	$(10,008)	$(12,826)	$(135)		(22,969)
Other comprehensive loss, net of tax:					-
Foreign currency translation adjustment	(269)	64	-		(205)
Total other comprehensive loss, net of tax	(269)	64	-		$(205)
Total other comprehensive loss	$(10,277)	$(12,762)	$(135)		$(23,174)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

Description of the Transaction

On March 4, 2024, Akari entered into a Merger Agreement to acquire Peak Bio. Upon consummation of the Merger, all issued and outstanding Peak Common Stock will be converted into the right to receive Akari ADSs (representing Akari Ordinary Shares) equal to the Exchange Ratio. As of March 4, 2024, the date of the Merger Agreement, the estimated Exchange Ratio was such that based on the number of Akari ADSs expected to be issued in accordance with the Exchange Ratio at the consummation of the Merger in exchange for the shares of Peak Common Stock, Peak Bio stockholders would own approximately 48%, and Akari shareholders would own approximately 52%, of the combined company following the consummation of the Merger, on a fully diluted basis.

The Merger Agreement provides that, if any Parent Licensing Deal Revenue or Company Licensing Deal Revenue (each as defined in the Merger Agreement) is actually received in cash by Akari or Peak Bio within one hundred and twenty (120) days following the closing of the Merger, and the amounts of such revenue received would result in a positive number of Additional Peak Merger Shares (as defined in the Merger Agreement), additional Akari ADSs may be issued to the holders of shares of Peak Bio Common Stock following the consummation of the Merger equal to the Additional Exchange Ratio. Because the Exchange Ratio is not fixed and is subject to adjustment under certain circumstances, the market value of the Merger Consideration to Peak Bio stockholders may fluctuate with the market price of Akari ADSs. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2024 and condensed combined statements of operations for the year ended December 31, 2023 and six months ended June 30, 2024 reflects Additional Peak Merger Shares of zero (0) because as of June 30, 2024 there was no Company Licensing Deal (as defined in the Merger Agreement) pursuant to a definitive agreement or bona fide term sheet entered into by Peak Bio as of such date.

At the Effective Time, each Peak Bio Warrant outstanding immediately prior to the Effective Time will be converted into and exchangeable for an Adjusted Warrant. The number of Akari Ordinary Shares (or the number of Akari Ordinary Shares underlying Akari ADSs, as applicable) subject to each Adjusted Warrant will be equal to the number of shares of Peak Bio Common Stock issuable upon exercise of such Peak Bio Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, with any fractional Akari Ordinary Shares or Akari ADSs rounded down to the nearest whole Akari Ordinary Share or Akari ADS, as applicable, and the exercise price with respect to each Akari Ordinary Share (or each Akari Ordinary Share underlying Akari ADSs, as applicable) underlying such Adjusted Warrant will equal the exercise price per share subject to such Peak Bio Warrant immediately prior to the Effective Time divided by the Exchange Ratio.

Each Peak Bio Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an Adjusted Option. The number of Akari Ordinary Shares (or the number of Akari Ordinary Shares underlying Akari ADSs, as applicable) subject to the Adjusted Option will be equal to the product of (i) the total number of shares of Peak Bio Common Stock subject to such Peak Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional Akari Ordinary Shares or Akari ADSs rounded down to the nearest whole Akari Ordinary Share or Akari ADS, as applicable. The exercise price per share of such Adjusted Option will be equal to the quotient of (A) the exercise price per share subject to such Peak Bio Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the nearest whole cent.

Consummation of the Merger is subject to various conditions, including, among others, (i) approval of the Merger Agreement and Merger by Peak Bio stockholders, (ii) approval by Akari shareholders of the issuance of shares of Akari Ordinary Shares to be represented by Akari ADSs in connection with the Merger for purposes of applicable Nasdaq Capital Market rules and the appointment of Hoyoung Huh, M.D., Ph.D. as the non-executive chairman of the Akari Board, contingent upon and effective as of the effective time of the Merger, (iii) the absence of any restraints or laws enjoining, restraining, preventing or prohibiting consummation of the Merger or making consummation of the Merger illegal, (iv) Akari’s Registration Statement on Form S-4 (to be issued in connection with the Merger) having been declared effective and no stop orders suspending the effectiveness of the Form S-4 have been issued by the SEC and remain in effect, (v) the Akari ADSs issuable to Peak Bio stockholders having been authorized for listing on

Nasdaq, and (vi) the PIPE Investment shall have been consummated simultaneously with, and conditioned only upon, the occurrence of the closing of the Merger, and shall result in net proceeds to Akari of at least $10.0 million.

Basis of Presentation

The unaudited pro forma condensed combined financial information were prepared with the Merger being accounted for as a business combination by Akari of Peak Bio.

The unaudited pro forma condensed combined financial statements have been prepared based on Akari’s and Peak Bio’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2023 for the purposes of the unaudited pro forma condensed combined statements of operations, and as of June 30, 2024, for purposes of the unaudited pro forma condensed combined balance sheet. In addition, certain items have been reclassified from Peak Bio’s historical financial statements to align them with Akari’s financial statement presentation and accounting policies. Peak Bio and Akari prepare their consolidated financial statements in accordance with U.S. generally accepted accounting principles.

Akari accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. Accordingly, the preliminary fair value of purchase consideration for the acquisition has been allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation is based on preliminary estimates, including estimates for acquired intangible assets which are in the process of being fair valued, and may change when the final valuation of the assets acquired and liabilities assumed is determined.

The pro forma adjustments reflecting the consummation of the Merger are based on certain currently available information and certain assumptions and methodologies that Akari believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Akari believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters or other savings or expenses that may be associated with the integration of the two companies and does not purport to represent the actual results of operations that Akari and Peak Bio would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger.

Note 2. Estimated consideration and preliminary purchase price allocation

The estimated fair value of the consideration transferred, based on Akari’s stock price as of August 30, 2024 (most recent practical date), of $46.6 million, is summarized as follows (in thousands):

Ordinary Shares	$42,590
Assumed Options	150
Assumed Warrants	3,819
Total consideration transferred	$46,559

The actual number of Akari Ordinary Shares represented by ADSs issued to Peak Bio stockholders upon the completion of the Merger as Merger Consideration and related Exchange Ratio is not fixed and subject to adjustment in certain circumstances, as more fully described in Note 1. As a result, the final valuation of the Merger Consideration will be based on the actual number of Akari Ordinary Shares represented by ADSs issued to Peak Bio stockholder, the actual number of Adjusted Options and Adjusted Warrants issued in exchange for Peak Bio Options and Peak Bio Warrants outstanding, and the per share price of Akari ADSs at closing of the Merger. Accordingly, the total purchase price for the Merger could differ from the amount of total consideration transferred reflected in the unaudited proforma condensed combined financial statements, and that difference could be material. A ten percent (10%) increase/decrease to the Akari ADS price would increase/decrease the purchase price by $4.8 million, with a corresponding change to goodwill. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the Merger is completed.

Akari’s total transaction costs are estimated to be $2.7 million, $0.7 million of which will be incurred and expensed subsequent to June 30, 2024.

The following table summarizes the allocation of the consideration transferred to the fair values of the assets acquired and liabilities assumed based on the Peak Bio balance sheet as of June 30, 2024 (in thousands):

Cash	$236
Prepaid expenses	1,096
Property and equipment, net	32
Restricted cash	60
Other noncurrent assets	11
In-process research and development	61,203
Total identifiable assets acquired	$62,638
Accounts payable	5,472
Accrued expenses	4,402
Operating lease liability	4,604
Promissory note	350
Related party loans	1,651
Deferred tax liability	14,077
Total liabilities assumed	$30,556
Net identifiable assets acquired	$32,082
Goodwill	14,477
Total consideration transferred	$46,559

The estimated fair values of the consideration transferred and assets acquired and liabilities assumed are preliminary estimates and may change upon the finalization of a more detailed analysis of the facts and circumstances that existed at the date of the Merger. The estimated value of in-process research and development acquired, which is still in the process of being fair valued, is capitalized as of the acquisition date and is subsequently accounted for as indefinite-lived intangible assets until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the mergers, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing.

Note 3. Transaction accounting adjustments

Transaction adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets acquired and liabilities assumed of Peak Bio to the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The transaction adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.
Reflects the recognition of the fair value of the in-process research and development intangible assets acquired as part of the Merger.
B.
Reflects the recognition of goodwill arising from the acquisition which is calculated as the difference between the fair value of the estimated consideration transferred and the preliminary values assigned to the tangible assets and intangible assets acquired and liabilities assumed based upon Akari’s preliminary purchase price allocation. The goodwill is primarily attributable to assembled workforce and increased synergies that are expected to be achieved from the integration of Peak Bio in addition to a deferred tax liability related to the intangible assets acquired. The Merger is expected to be a nontaxable transaction in which a deferred tax liability will be recorded for the difference between the acquisition date fair values and income tax bases of assets acquired and liabilities assumed.
C.
Reflects the recording of the (i) elimination of Peak Bio’s historical Common Stock balance, (ii) issuance of an estimated 22,240,374,924 of Akari Ordinary Shares to Peak’s stockholders, (iii) exchange of Peak Bio Warrants for warrants to purchase a number of Akari Ordinary Shares or Akari ADSs, (iv) exchange of options to acquire shares of Peak Bio Common Stock for options to purchase a number of Akari Ordinary Shares or Akari ADSs, (v) issuance of an estimated 5,221,932,115 shares of Akari Ordinary Shares relating to the PIPE Investment which is expected to result in cash proceeds of a minimum of $10.0 million.

					Accumulated
				Capital	Other
	Share Capital $.0001 par value		Additional	Redemption	Comprehensive	Accumulated
(In thousands, except share amounts)	Shares	Amount	Paid-in-Capital	Reserve	Loss	Deficit	Total
Elimination of Peak Bio's historical Common Stock balances as of June 30, 2024	(23,124,888)	$(2)	$(19,949)	$-	$(142)	$42,684	$22,591
Issuance of Ordinary Shares to Peak's stockholders	22,240,374,924	2,224	40,366	-	-	-	42,590
Issuance of Adjusted Warrants	-	-	3,819	-	-	-	3,819
Issuance of Adjusted Options	-	-	150	-	-	-	150
Issuance of Ordinary Shares pursuant to the PIPE Investment	5,221,932,115	522	9,478	-	-	-	10,000
Pro forma adjustment	27,439,182,151	$2,744	$33,864	$-	$(142)	$42,684	$79,150

D.
Represents the accrual of $0.7 million of additional transaction costs expected to be incurred by Akari subsequent to June 30, 2024.The remaining transaction costs of $2.0 million are included in the historical statement of operations of Akari for the six months ended June 30, 2024. These costs will not affect Akari’s statement of operations beyond twelve (12) months after the Merger.
E.
Represents the number of shares added to the weighted average shares outstanding as of June 30, 2024, consisting of 22,240,374,924 ordinary shares issued to Peak Bio stockholders and 5,221,932,115 ordinary shares issued to investors pursuant to the PIPE Investment, each as reflected in note "C" above.
F.
Reflects the elimination of convertible notes, and related debt, which were converted immediately prior to the closing of the Merger, and the elimination of interest expense, including accrued interest expense of $0.5 million included in the historical balance sheet of Peak Bio as of June 30, 2024.
G.
To record estimated deferred tax liabilities of $14.1 million associated with the fair value adjustment for intangible assets using a blended statutory tax rate of approximately 23%.